Exhibit 99.1
For Immediate Release
WESTERN REFINING REPORTS THIRD QUARTER RESULTS
EL PASO, Texas — November 14, 2006 — Western Refining, Inc. (NYSE:WNR) today reported quarterly net income of $87.1 million, or $1.30 per diluted share, for the quarter ended September 30, 2006, compared to pro forma net income of $43.7 million for the same period in 2005.
For the nine months ended September 30, 2006, the Company had net income of $153.9 million, or $2.36 per diluted share, compared to pro forma net income of $85.0 million for the same period in 2005.
The increased earnings were primarily a result of increased refinery throughput, which increased 10.6% in the third quarter of 2006, compared to the same period in 2005. Total refinery throughput for the third quarter of 2006 was 131,140 barrels per day, which included 116,780 barrels per day of crude oil. Total refinery throughput for the third quarter of 2005 was 118,574 barrels per day, which included 107,940 barrels per day of crude oil. Refinery gross margin per barrel was $13.11 for the quarter ended September 30, 2006, compared to $12.93 for the same period in 2005.
Earnings for the quarter ended September 30, 2006, were also positively impacted by a reduction of $12.9 million to deferred taxes and provision for income taxes for the quarter. This adjustment was based on a change in a discretionary tax election that was made when the 2005 federal partnership tax return was filed. It reduced the initial deferred tax liability of $21.3 million that was recorded during the first quarter of this year. The effect of this non-cash adjustment was to increase earnings per diluted share by $0.19 for the third quarter of 2006.
Adjusted earnings before interest, taxes, depreciation, amortization and maintenance turnaround expense (“Adjusted EBITDA”) for the quarter ended September 30, 2006, was $113.0 million versus $75.4 million for the same quarter in 2005. Adjusted EBITDA was $273.4 million for the nine months ended September 30, 2006, compared to $152.4 million for the same period in 2005.
Capital expenditures for the three months ended September 30, 2006, totaled $16.0 million primarily related to spending on the sulfuric acid regeneration and sulfur gas processing plant and hydrogen plant. The Company ended the quarter with $188.0 million of cash and had no outstanding debt at September 30, 2006.
Western’s President and Chief Executive Officer, Paul Foster, commented, “I’m very pleased with our record performance in the third quarter of 2006. Although we saw an industry-wide reduction in refining margins starting midway through the third quarter, it looks as though the margin environment is beginning to stabilize. Additionally, we had strong margin performance as compared to the benchmark Gulf Coast 3-2-1 crack spread. Thus, despite the Gulf Coast 3-2-1 crack spread being less in the third quarter of 2006 than for the same period in 2005, our refining margin per barrel was slightly higher. Our average crude oil throughput for the third quarter was close to 117,000 bpd. This performance was even stronger during September when we were able to achieve volumes in excess of 120,000 bpd, which is the level we expect to sustain in the fourth quarter. We are pleased with what we have accomplished operationally at the refinery through the first three quarters of this year, and I am confident that we will remain well-positioned going into the fourth quarter.”

“As announced on November 13, 2006, we have amended our merger agreement with Giant. We remain excited about the strategic and financial benefits of the merger. We look forward to closing the transaction in the first quarter of 2007 and realizing the opportunities ahead,” continued Mr. Foster.
A conference call is scheduled for November 14, 2006 at 4:30 p.m. ET to discuss these financial results. A webcast of the conference call can be accessed at Western’s website, www.westernrefining.com. The call can also be heard by dialing 866-831-6224, passcode: 44010067. The audio replay will be available through November 28, 2006, by dialing 888-286-8010, passcode: 81862804.
About Western Refining
Western Refining, Inc., headquartered in El Paso, Texas, is an independent crude oil refiner and marketer of refined products, operating primarily in the Southwest region of the United States, including Arizona, New Mexico and West Texas.
Cautionary Statement on Forward-Looking Statements
This press release contains forward-looking statements. The forward-looking statements contained herein include statements about the consummation of the proposed merger and the benefits of the proposed merger. These statements are subject to inherent risks regarding the satisfaction of the conditions to the closing of the merger and the timing of the closing if it occurs. Forward looking statements also include those regarding expected financial benefits of the merger and expected future crude oil throughput levels. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, Western’s and Giant’s business and operations involve numerous risks and uncertainties, many of which are beyond Western’s or Giant’s control, which could result in Western’s expectations not being realized or otherwise materially affect Western’s or Giant’s financial condition, results of operations and cash flows. Additional information relating to the uncertainties affecting Western’s and Giant’s businesses is contained in their respective filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and Western does not undertake any obligation to (and expressly disclaims any obligation to) update any forward looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.
Additional Information
This press release may be deemed to be soliciting material relating to the proposed merger transaction between Western and Giant. In connection with the proposed merger, Giant has filed a preliminary proxy statement with the SEC. The final proxy statement will be mailed to stockholders of Giant. Investors and security holders may obtain a free copy of the final proxy statement when it becomes available, and other documents filed by Giant with the SEC, at the SEC’s website at http://www.sec.gov. Copies of the final proxy statement, when it becomes available, and Giant’s other filings with the SEC may also be obtained free of charge from Giant Industries, Inc., 23733 North Scottsdale Road, Scottsdale, Arizona 85255, Attention: Investor Relations. Investors and security holders of Giant are advised to read the final proxy statement and any other relevant documents filed with the SEC when they become available because those documents will contain important information about the proposed merger.

Participants in the Solicitation
Western, Giant and their respective directors, executive officers and other members of their management and employees may be deemed to be soliciting proxies from Giant’s stockholders in favor of the proposed merger. Information regarding Western’s directors and executive officers is available in Western’s proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on April 25, 2006. Information regarding Giant’s directors and executive officers is available in Giant’s proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on March 1, 2006. Additional information regarding the interests of such potential participants will be included in the final proxy statement and the other relevant documents filed with the SEC when they become available.

WESTERN REFINING, INC. AND SUBSIDIARIES
(In thousands, except per share and per barrel data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Statement of Operations Data:
Net sales	$1,174,094	$998,611	$3,212,082	$2,483,791
Operating costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	1,015,980	857,560	2,802,413	2,197,795
Direct operating expenses (exclusive of depreciation and amortization)	45,057	32,577	127,065	90,568
Selling, general and administrative expenses	9,096	17,260	24,186	26,910
Maintenance turnaround expense	—	—	22,196	5,884
Depreciation and amortization	3,858	1,559	9,311	4,411

Total operating costs and expenses	1,073,991	908,956	2,985,171	2,325,568

Operating income	100,103	89,655	226,911	158,223
Interest income	3,020	1,496	6,916	2,494
Interest expense	(397)	(2,345)	(1,847)	(4,886)
Amortization of loan fees	(125)	(389)	(375)	(1,906)
Write-off of unamortized loan fees	—	(3,287)	(1,961)	(3,287)
Gain (loss) from derivative activities	5,501	(17,312)	7,578	(18,582)
Other income (expense)	551	—	471	—

Income before income taxes	108,653	67,818	237,693	132,056
Provision for income taxes(1)	(21,554)	—	(83,835)	—

Net income(1)	$87,099	$67,818	$153,858	$132,056

Basic earnings per share	$1.31	—	$2.37	—
Dilutive earnings per share	$1.30	—	$2.36	—
Weighted average basic shares outstanding	66,617	—	64,923	—
Weighted average dilutive shares outstanding	67,182	—	65,274	—
Cash Flow Data:
Net cash provided by (used in):
Operating activities(1)	$40,029	$125,653	$127,812	$166,370
Investing activities	(31,492)	(29,443)	(111,695)	(51,222)
Financing activities(1)	(4,121)	62,698	(8,998)	13,435
Other Data:
Adjusted EBITDA(2)	$113,033	$75,398	$273,383	$152,430
Capital expenditures	15,982	29,443	96,185	51,222
Balance Sheet Data (end of period):
Cash and cash equivalents			$187,950	$173,538
Working capital			250,947	214,004
Total assets			834,868	653,307
Total debt			—	150,000
Partners’ capital			—	175,831
Stockholders’ equity			479,692	—

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Key Operating Statistics:
Total sales volume (bpd)(3)	146,018	139,195	139,942	135,556
Total refinery production (bpd)	128,787	116,229	121,395	113,452
Total refinery throughput (bpd)(4)	131,140	118,574	123,625	115,574
Per barrel of throughput:
Refinery gross margin(5)	$13.11	$12.93	$12.14	$9.06
Gross profit(5)	12.79	12.79	11.86	8.92
Direct operating expenses(6).	3.73	2.99	3.76	2.87

(1)	Historically, the Company was not subject to federal or state income taxes due to its partnership structure. Prior to the closing of the Company’s initial public offering, net cash provided by operating activities did not reflect any reduction for income tax payments, while net cash used by financing activities reflected distributions to the partners to pay income taxes. After the Company’s initial public offering, it has begun to incur income taxes that will reduce net income and cash flows from operations, and the Company has ceased to make any such income tax-related distributions to its equity holders. In addition, the Company recorded additional income tax expense for the cumulative effect of recording its estimated net deferred tax liability in the amount of $21.3 million upon changing from a partnership to a corporate holding company structure. This initial net deferred tax liability, which was recorded during the first quarter of 2006, was based upon the assumption that a certain voluntary election would be made by Western Refining Company, L.P. when it filed its 2005 income tax returns. Western Refining Company, L.P. filed its 2005 income tax returns in September 2006 and the voluntary election was changed from the original assumption. The change resulted in a reduction of $12.9 million to the initial net deferred tax liability, and was reflected as an adjustment to the provision for income taxes during the third quarter of 2006. The impact of this adjustment increased diluted earnings per share by $0.19 and $0.20 for the three and nine months ended September 30, 2006.

(2)	Adjusted EBITDA represents earnings before interest expense, income tax expense, amortization of loan fees, write-off of unamortized loan fees, depreciation, amortization and maintenance turnaround expense. However, Adjusted EBITDA is not a recognized measurement under generally accepted accounting principles (“GAAP”). The Company’s management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry. In addition, the Company’s management believes that Adjusted EBITDA is useful in evaluating its operating performance compared to that of other companies in the industry because the calculation of Adjusted EBITDA generally eliminates the effects of financings, income taxes and the accounting effects of significant turnaround activities (which many of the Company’s peers capitalize and thereby exclude from their measures of EBITDA) and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and investors should not consider it in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect cash expenditures or future requirements for significant turnaround activities, capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on the Company’s debt;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, the Company’s working capital needs; and

•	the Company’s calculation of Adjusted EBITDA may differ from the Adjusted EBITDA calculations of other companies in the industry, thereby limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to the Company to invest in the growth of its business. The Company compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.
The following table reconciles net income to Adjusted EBITDA for the periods presented (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net income	$87,099	$67,818	$153,858	$132,056
Interest expense	397	2,345	1,847	4,886
Income tax expense	21,554	—	83,835	—
Amortization of loan fees	125	389	375	1,906
Write-off of unamortized loan fees	—	3,287	1,961	3,287
Depreciation and amortization	3,858	1,559	9,311	4,411
Maintenance turnaround expense	—	—	22,196	5,884

Adjusted EBITDA	$113,033	$75,398	$273,383	$152,430

(3)	Includes sales of refined products sourced from the Company’s refinery production as well as refined products purchased from third parties.

(4)	Total refinery throughput includes crude oil, other feedstocks and blendstocks.

(5)	Refinery gross margin is a per barrel measurement calculated by dividing the difference between net sales and cost of products sold by the Company’s total refinery throughput volumes for the respective periods presented. The Company has experienced gains or losses from derivative activities. These derivatives are used to minimize fluctuations in earnings but are not taken into account in calculating refinery gross margin. Cost of products sold does not include any depreciation or amortization. Refinery gross margin is a non-GAAP performance measure that the Company believes is important to investors in evaluating its refinery performance as a general indication of the amount above its cost of products that it is able to sell refined products. Each of the components used in this calculation (net sales and cost of products sold) can be reconciled directly to the Company’s statement of operations. The Company’s calculation of refinery gross margin may differ from similar calculations of other companies in the industry, thereby limiting its usefulness as a comparative measure.

The following table reconciles gross profit to refinery gross margin for the periods presented (in thousands, except per barrel amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net Sales	$1,174,094	$998,611	$3,212,082	$2,483,791
Cost of products sold (exclusive of depreciation and amortization)	1,015,980	857,560	2,802,413	2,197,795
Depreciation and amortization	3,858	1,559	9,311	4,411

Gross profit	154,256	139,492	400,358	281,585
Plus depreciation and amortization	3,858	1,559	9,311	4,411

Refinery gross margin	$158,114	$141,051	$409,669	$285,996

Refinery gross margin per refinery throughput barrel	$13.11	$12.93	$12.14	$9.06

Gross profit per refinery throughput barrel	$12.79	$12.79	$11.86	$8.92

(6)	Refinery direct operating expense per throughput barrel is calculated by dividing direct operating expenses by total throughput volumes for the respective periods presented. Direct operating expenses do not include any depreciation or amortization.

The following table sets forth our summary refining throughput and production data for the periods presented below:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Refinery throughput (bpd)
WTI crude oil	103,911	97,505	98,840	96,234
WTS crude oil	12,869	10,435	11,828	9,109
Other feedstocks/blendstocks	14,360	10,634	12,957	10,231

Total	131,140	118,574	123,625	115,574

Refinery product yields (bpd)
Gasoline	69,233	67,057	66,422	65,674
Diesel and jet fuel	50,466	40,569	46,570	39,465
Residuum	5,715	5,268	5,209	4,893
Other	3,373	3,335	3,194	3,420

Total	128,787	116,229	121,395	113,452

The following table sets forth the Company’s calculation of pro forma net income for the three and nine months ended September 30, 2005 (in thousands):

	Three Months Ended	Nine Months Ended
	September 30, 2005	September 30, 2005
Income before income taxes	$67,818	$132,056
Effective pro forma income tax rate	35.6%	35.6%

Pro forma income tax expense	$24,143	$47,012

Pro forma net income	$43,675	$85,044

Contact Information: Western Refining, Inc., El Paso, Texas, Scott Weaver, 915-775-3300